Exhibit 10.20

ACCOUNTS RECEIVABLE PLEDGE AGREEMENT

BY AND BETWEEN

QUALYTEXTIL S/A,

as Pledgor,

AND

WACHOVIA BANK, NATIONAL ASSOCIATION

as Pledgee

May 13, 2008.

ACCOUNTS RECEIVABLE PLEDGE AGREEMENT

This Accounts Receivable Pledge Agreement (the “Agreement”), is made by and between:

(a)           QUALYTEXTIL S/A, a corporation (sociedade por ações), duly organized and existing in accordance with the laws of Brazil, with its head office located at the City of Salvador, State of Bahia, at Rua Luxemburgo, s/n.º, Loteamento Granjas Rurais, Presidente Vargas, Quadra O, Lotes 82 and 83, São Caetano, enrolled with the Brazilian Taxpayers Roll of the Ministry of Finance (CNPJ/MF) under no. 04.011.170/0001-22 (hereinafter referred to as “Pledgor”), herein represented in accordance with its corporate documents; and

(b)           WACHOVIA BANK, NATIONAL ASSOCIATION, duly organized and existing in accordance with the laws of New York, with its registered office at 12 East 49th Street, 43rd Floor, New York, New York 10017 (hereinafter referred to as “Pledgee”), herein represented in accordance with its corporate documents.

Pledgee and Pledgor are hereby individually referred to as a "Party" and collectively as "Parties",

WHEREAS, pursuant to the Loan Agreement, dated July 7, 2005, as amended by the Third Modification Agreement and Reaffirmation of Guaranty dated of even date herewith, entered into by and between Lakeland Industries, Inc. (“Lakeland”) and the Bank (the “Credit Agreement”), the Bank has agreed to loan to Lakeland a $ 30,000,000 revolving line of credit to be used for the purchase by Lakeland do Brasil Empreendimentos e Participações Ltda. (“Lakeland do Brasil”) of the totality of shares of Pledgor (as amended, supplemented, restated or otherwise modified and in effect from time to time, the “Credit Agreement”);

WHEREAS after the execution of a Share Purchase Agreement by and among Lakeland Lakeland, Lakeland do Brasil, Pledgor, and its shareholders, Lakeland do Brasil shall be the legal owner of 1,507,701  shares, being 1,492,624 shares of common stock and 15,077 shares of Class A preferred stock, without par value, representing in the aggregate, 100% of the capital stock of  Pledgor;

WHEREAS, the payment of all amounts owed to Pledgee pursuant to the Credit Agreement and any of the other documents referred therein shall be secured by the pledge over certain receivables of Pledgor, among other guaranties;

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants contained herein, the parties hereto agree as follows:

1.             Rules of Construction.  (a)     Capitalized terms used and not otherwise defined in this Agreement are used herein with the same meanings ascribed to such terms in the Credit Agreement. All terms defined in this Agreement in the singular shall have the same meaning when used in the plural and vice versa. All terms defined in this Agreement shall have the defined meanings contained herein when used in any other document made or delivered pursuant hereto.

(b)           Any reference in this Agreement to “continuing” in relation to an Event of Default shall be construed as meaning that the relevant Event of Default has not been remedied (if capable of remedy), cured (if capable of cure), waived (if constituting a breach of covenant) or otherwise terminated.

2.             Pledge; Grant of Security Interest.  In order to secure the payment of all amounts owed to Pledgee under the Credit Agreement and any of the other Credit Documents, with interest at the rates set forth therein and the full performance by Pledgor of all of the other terms, covenants and obligations set forth in the Credit Documents or herein (the “Secured Obligations”), Pledgor hereby unconditionally and irrevocably pledges, assigns, transfers and gives as security interest to Pledgee, pursuant to the provisions of Article 1,419 to 1,437 and 1,451 et seq. of the Brazilian Civil Code, all of its present and future credit rights of Pledgor in relation to (i) all incomes, rents, revenues, profits, proceeds, accounts receivable, security deposits and other benefits, present or future, derived from its activities and trading business, (ii) all proceeds from insurance payable to the Pledgor, whether or not such insurance coverage is specifically required under the terms of the Credit Agreement, (iii) all proceeds arising on account of condemnation of any of its properties, and recoveries for any diminution in the value of its properties and (iv) to the extent not included in the foregoing items, all proceeds and products of the property referred to in items above and whatever is received upon any exchange, sale or other disposition of any of such property, whether cash or non-cash proceeds, and any and all other amounts paid or payable under or in connection with any of the foregoing and any and all documents or instruments related thereto, (the "Pledged Rights").

2.1.           For purposes of Article 1,424 of the Brazilian Civil Code, it is expressly covenanted by the Parties that the principal conditions and characteristics of the Secured Obligations are those established in the Credit Agreement. The total estimated principal amount of the Secured Obligations, the final maturity date and the interest rates provided in the Credit Agreement for such Secured Obligations are, on this date, those set forth in Exhibit A hereof.

3.             Restriction on Transfer and Encumbrance.  During the term of this Agreement, Pledgor may not dispose of, sell, assign, transfer, lend, swap, or convey to the capital stock of companies, establish any usufruct or common trust, create any other lien, encumbrance or collateral security in addition to the pledge contracted herein, or otherwise dispose of, fully or partially, directly or indirectly, free of charge or for remuneration, of the Pledged Rights.

4.             Registration of the Pledged Rights.  Pledgor shall, within twenty (20) days after the execution of this Agreement, cause this Agreement to be registered with the competent Registries of Titles and Deeds (Cartórios de Registro de Títulos e Documentos) in Brazil and deliver to Pledgee evidence of such registration.

4.1.          Pledgor shall pay all expenses incurred in connection with such registrations.

5.             Representations and Warranties.  Pledgor hereby represents and warrants to Pledgee, as follows:

(a)
This Agreement constitutes a legal, valid and binding obligation of Pledgor, enforceable against Pledgor in accordance with its terms, and the security interest created hereby will, constitute a legal, valid and perfected first priority security interest in the Pledged Rights, enforceable in accordance with its terms against all creditors of  Pledgor, in each case as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to creditors’ rights generally; provided, however, that any security interest created hereby in any Pledged Right which has not been issued to, or received or acquired by, Pledgor on or before the date hereof shall be deemed to have been created, perfected and to be in full force only after such Pledged Right is issued to, or received or acquired by, Pledgor;

(b)
The execution, delivery, performance and grant of the security interest created hereby have been duly authorized by all necessary corporate actions on the part of Pledgor and do not and will not (i) violate any provision of any charter or other organizational documents of Pledgor, (ii) conflict with, result in a breach of, nor constitute  a default under, or, except for consents and approvals that have been obtained and are in full force and effect, require the approval or consent of any person pursuant to any material contractual obligation of Pledgor, nor violate any applicable law binding on Pledgor, or (iii) result in the creation or imposition of any lien upon any asset of Pledgor or any income or profits therefrom, except for the lien created under this Agreement;

(c)	Pledgor is the legal and record owner of the Pledged Rights, free from any liens other than those contemplated herein and in Exhibit B hereto; and

(d)	Except as set forth in Exhibit B hereto, the Pledged Rights held by and pledged by Pledgor hereunder are within its disposition and control.

6.             Covenants.  Pledgor covenants and agrees with Pledgee, until termination of this Agreement and release of the obligations hereunder, in accordance with Section 15 hereof, as follows:

(a)
In accordance with the terms of the Credit Agreement, Pledgor shall provide Pledgee with schedules describing all accounts, including customers' addresses, created or acquired by Pledgor and at Pledgee’s request shall execute and deliver written assignments of contracts and other documents evidencing such accounts to Pledgee.  Together with each schedule, Pledgor shall, if requested by Pledgee, furnish Pledgee with copies of Pledgor’s sales journals, invoices, customer purchase orders or the equivalent, and original shipping or delivery receipts for all goods sold, and Pledgor warrants the genuineness thereof;

(b)
Pledgor will execute, acknowledge and deliver, at its sole cost and expense, all such further acts, deeds, or documents as Pledgee shall from time to time reasonably request, which may be necessary in the judgment of Pledgee to assure, perfect, and grant to Pledgee the security interests and other rights conveyed or assigned hereunder. All reasonable costs and expenses in connection with the grant or continuation of any security interests hereunder, including reasonable legal fees and other reasonable costs and expenses in connection with the grant, registration, perfection, maintenance or continuation of any security interests hereunder or the preparation, execution, delivery, recordation or filing of documents and any other acts of Pledgee may reasonably request in connection with the grant, registration, perfection, maintenance or continuation of such security interests, shall be paid by Pledgor promptly upon demand. Pledgor will not enter into or become subject to any agreement which would impair their ability to comply, or which would purport to prohibit them from complying, with the provisions hereof;

(c)
upon the occurrence and continuation of an Event of Default, as may be evidenced by written notice from Pledgee to Pledgor, pursuant to Section 17 below (irrespective of any notice to the contrary), comply with all written instructions received from Pledgee in connection with the exercise by Pledgee of the remedies set forth in Section 11 hereof;

(d)
promptly inform Pledgee by written notice of the occurrence of (i) any event which could be expected to cause material reduction of the Pledge created hereby or (ii) any other event within the knowledge of Pledgor that could be expected to cause a material reduction of the aggregate value of the Pledged Rights;

(e)
indemnify and hold Pledgee harmless against any and all claims, suits, liabilities, damages and costs of any nature, including reasonable and properly documented attorneys’ fees, arising out of or in any way connected with the title to the Pledged Rights, except to the extent such claims, suits, liabilities, damages and costs are caused by the negligence or willful misconduct of Pledgee, it being agreed and understood that such indemnification obligation shall remain valid notwithstanding the termination of this Agreement with respect to events taking place before termination, subject to the relevant statute of limitations under applicable law;

7.             Obligations with Respect to Third Party Act.  As soon as Pledgor becomes aware of the existence of any third party act which may lead to a threat of encumbrance and/or effectively result in the encumbrance of the Pledged Rights (“Third Party Act”), Pledgor shall inform Pledgee of such Third Party Act, providing it with the information and documents available to it. Pledgor undertakes to adopt all applicable judicial and/or extrajudicial measures to preserve and maintain the integrity and validity of the pledge created pursuant to this Agreement, and/or fully recompose or replace such pledge, by means of other bank accounts so that it remains always in full force the pledge over the Pledged Assets.

7.1.            In the judicial execution actions brought against the Pledgor by third parties, the Pledgor is required to make its best endeavors to enforce the pledge created pursuant to this Agreement, undertaking for such: (a) not to indicate the Pledged Rights for attachment, (b) to timely challenge any attachment of the Pledged Rights, in all jurisdiction levels, by filing applicable appeals, (c) to timely submit the applicable defenses in the execution, (d) not to hinder the exercise of the rights by Pledgee, but to collaborate with Pledgee for such rights to actually prevail, (e) to inform Pledgee of the existence of any execution or collection action filed against it, the amount of which is equal to or higher than US$ 500,000.00 (five hundred thousand United States dollars), even if there is no attachment of the Pledged Rights immediately, but always within at most 5 (five) business days after becoming aware, by any means, of the existence of said executions or actions, and (f) to send, whenever requested, reports to Pledgee with updated information on the status of the execution or collection actions filed against Pledgor, involving an amount equal to or higher than US$ 500,000.00 (five hundred thousand United States dollars). For purposes of this clause, “collection action” means any procedural, administrative or judicial means, including the arbitral means, in which a party requests that the Pledgor be sentenced to pay any debt for an amount equal to or higher than said amount.

10.	Account Debtors.

(a)
If a Default should occur, Pledgee shall have the right to notify the account debtors obligated on any or all of the Pledged Rights to make payment thereof directly to Pledgee and Pledgee may take control of all proceeds of any such Pledged Rights, which rights Pledgee may exercise at any time.  The cost of such collection and enforcement, including reasonable attorneys' fees and expenses, shall be borne solely by Pledgor whether the same is incurred by Pledgee or Pledgor.  If a Default should occur or upon demand of Pledgee, Pledgor will, upon receipt of all checks, drafts, cash and other remittances in payment on Pledged Rights, deposit the same in a special bank account maintained with Plegee, pursuant to the Accounts Receivable and Bank Account Pledge Agreement dated of even date herewith.

(b)
If a Default should occur, no discount, credit, or allowance shall be granted by Pledgor to any account debtor and no return of merchandise shall be accepted by Pledgor without Pledgee’s consent.  Pledgee may, after Default, settle or adjust disputes and claims directly with account debtors for amounts and upon terms that Pledgee considers advisable, and in such cases Pledgee will credit the Secured Obligations with the net amounts received by Pledgee, after deducting all of the expenses incurred by Pledgee. Pledgor agrees to indemnify and defend Pledgee and hold it harmless with respect to any claim or proceeding arising out of any matter related to collection of Pledged Rights.

11.	Rights and Powers of Pledgee Upon an Event of Default.

(a)
Pledgor hereby irrevocably appoints Pledgee as its true and lawful attorney-in-fact (the same being coupled with an interest) with full power of substitution to, upon the occurrence and continuation of an Event of Default, notify the account debtors obligated on any or all of the Pledged Rights to make payment thereof directly to Pledgee, without limitation and in addition to any and all rights with respect to the Pledged Rights granted to Pledgee hereof:

(i)           instruct the obligor or obligors on or any counterparties to any agreement, instrument or other obligation in respect of or relating to Pledgor or the Pledged Rights to make any payment required by the terms of such instrument, agreement or obligation to Pledgee;

(ii)         direct Pledgor in writing to deliver the Pledged Rights or any part thereof to Pledgee at any place or places designated by Pledgee;

(iii)        withdraw or transfer any and all cash and apply such cash for the payment of the Secured Obligations in accordance with the terms of the Credit Agreement; and

(iv)        sell, assign or otherwise liquidate the Pledged Rights or any part thereof and apply the same for the payment of the Secured Obligations in accordance with the terms of the Credit Agreement, in each case, returning to Pledgor any sums exceeding the Secured Obligations.

(b)
Promptly after the cessation of an Event of Default, Pledgee shall send written notice of such cessation to the the account debtors obligated on any or all of the Pledged Rights to make payment thereof directly to Pledgor.

12.           Default and Remedies.  Upon the occurrence and continuation of an Event of Default, Pledgee is hereby irrevocably authorized and entitled to, dispose of, collect, receive, appropriate and/or realize upon the Pledged Rights (or any part thereof) and may forthwith sell, assign, give option or options to purchase or otherwise dispose of and deliver the Pledged Rights or any part thereof at market price and market terms and conditions, irrespective of any prior or subsequent notice to Pledgor, in accordance with the provisions set forth in Article 1,433, Item IV and Article 1,435, Item V of the Brazilian Civil Code, and apply the proceeds thus received for payment of the Secured Obligations, returning to Pledgor any sums exceeding the Secured Obligations.

13.           Amendments with Respect to the Secured Obligations.  Pledgor shall remain obligated hereunder, and the Pledged Rights shall remain subject to the security interests granted hereby, at all times until the termination of this Agreement pursuant to Section 15 below, notwithstanding  the occurrence of any of the events below, without notice to Pledgor:

(a)
the liability by Pledgor or any person to any part of the Secured Obligations, or any security or guarantee with respect thereto, is, at any time, in whole or in part, renewed, extended, amended, modified, accelerated, reimbursed or released by Pledgee;

(b)	the Credit Agreement is amended, modified or supplemented, in whole or in part; and

(c)	any guaranty or rights at any time held by Pledgee for the payment of the Secured Obligations are sold, exchanged, waived, surrendered or released.

14.           Rights and Remedies. When pursuing its rights and remedies hereunder, Pledgee may, but shall be under no obligation to, pursue such rights and remedies as it may have against any third party or against any security for or guaranty of the Secured Obligations. The failure by Pledgee to pursue such rights or remedies or to collect any payments from such third party or to realize upon any such security or guaranty, or any release of such third party or of any such security or guaranty shall not relieve Pledgor of any liability hereunder, and shall not impair or affect the rights and remedies of Pledgee.

15.           Termination and Release. When the Secured Obligations have been indefeasibly satisfied in full and all obligations under the Credit Agreement have been terminated, and no other amount is then outstanding  or owing to Pledgee under the Credit Agreement, then this Agreement shall be considered terminated and the security interests created hereby be released, at the Pledgor's expense, without notice to or consent by Pledgee; otherwise, this Agreement and the security interests created hereby shall remain in full force and effect.  Pledgee, upon the Pledgor's request, in accordance with this Section, shall promptly execute and deliver to Pledgor, at the Pledgor’s expense, all documents reasonably necessary to evidence the release of such guarantee.

16.           Costs and Expenses.  Pledgor hereby agrees to immediately reimburse Pledgee for all reasonable, actual and documented costs and expenses incurred in connection with and necessary for the perfection of the pledge granted hereby, as well as any amendments to and/or enforcement of this Agreement.

17.           Notices.  Any and all notices, requests, authorizations and demands to be effective or transmitted under this Agreement shall be in writing (or by fax or similar electronic transfer confirmed in writing) and shall be deemed to have been duly given or made (a) when delivered by courier or registered letter or (b) if by fax or similar electronic transfer, when sent and receipt has been confirmed.  If to Pledgor or to Pledgee, such notices, requests, authorizations and demands shall be addressed to the following addresses or transmission numbers:

Pledgee:
Wachovia Bank, National Association
Law Department
12 East 49th Street, 43rd Floor
New York, New York 10017
U.S.A.
Attention: Chief Counsel
Tel: ____________________
Fax: ____________________

Pledgor:	QUALYTEXTIL S/A
Rua Luxemburgo, s/nº
Loteamento Granjas Rurais, Presidente Vargas, Quadra O, Lotes 82 and 83, São Caetano
Salvador, Bahia
Brazil
Attention: Mr. Miguel Antonio dos Guimarães Bastos
Fax: (55 71) 3390-3001

18.           Clearance Certificates.  In accordance with and for the purposes of Decree n. 3,048, of May 6, 1999, Pledgor herein delivered to Pledgee the Debt Clearance Certificates (Certidão Negativa de Débito) issued by the Social Security Agency (Instituto Nacional de Seguridade Social) under n. 223942008-04001010, stating that all its obligations with social security are duly complied with up to the date specified therein and Pledgor herein delivered the Clearance Certificate of Federal Debt (Certidão Conjunta Negativa de Débitos Relativos a Tributos Federais e à Dívida Ativa da União) issued by the Brazilian Federal Revenue (Receita Federal do Brasil) under n. C412.4111.1061.3B97.

19.           Waivers and Amendments. Notwithstanding any provisions of this Agreement, no amendment to any provision of this Agreement shall be effective unless the same shall have been signed by all Parties.

20.           Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable under applicable law in any jurisdiction, such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability, and shall not affect any other provisions hereof or the validity, legality or enforceability of such provision in any other jurisdiction. Where provisions of any applicable law resulting in such prohibition or unenforceability may be waived, they are hereby waived by Pledgor and Pledgee to the full extent permitted by applicable law so that this Agreement shall be deemed a valid and binding agreement, and the security interest created hereby shall constitute a continuing and perfected first priority lien on the Pledged Rights, in each case enforceable against Pledgor in accordance with its terms.

21.           Complete Agreement; Successors and Assigns. This Agreement constitutes the final agreement among the Parties regarding the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. At any time during the term of this Agreement, Pledgee may assign or transfer all or part of its rights and obligations hereunder. However, Pledgor may not assign or transfer any of its rights or obligations under this Agreement.

22.           Waiver of Immunity. To the extent that Pledgor has or hereafter may be entitled to claim or may acquire, for itself or any of the Pledged Rights pledged by it pursuant to this Agreement, any immunity from suit, jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, or otherwise) with respect to itself or its property, Pledgor hereby irrevocably waives such immunity in respect of its obligations hereunder to the extent permitted by applicable law.

23.           Governing Law; Jurisdiction. This Agreement shall be governed by and construed and interpreted in accordance with the laws of Brazil. The parties hereto irrevocably submit to the exclusive jurisdiction of the courts sitting in the City of São Paulo, State of São Paulo, Brazil, in any action or proceeding to resolve any dispute or controversy related to or arising from this Agreement.

24.           Specific Performance. The Parties acknowledge for all purposes and effects of the law, that this Agreement, individually, and/or together with the Credit Agreement, and/or together with Promissory Notes, constitutes an extra-judicial title, pursuant to the terms of Article 585 of the Brazilian Civil Procedure Code and, for the purposes hereof, Pledgee, may seek the specific performance of the obligations undertaken herein by Pledgor, as provided in Articles 461, 461-A, 621, 632 and 639 of the Brazilian Civil Procedure Code.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement, in 03 (three) counterparts of equal content, to be duly executed in the presence of the undersigned witnesses.

São Paulo, May 13, 2008.

QUALYTEXTIL S/A

By:	/s/ Miguel G. Bastos	By:	/s/ Elder Marcos Vieira da Conceicao

Name:	Miguel G. Bastos	Name:	Elder Marcos Vieira da Conceicao

Title:	CFO	Title:	CEO

WACHOVIA BANK, NATIONAL ASSOCIATION

         By: /s/ Roger Grossman
        Name: Roger Grossman
  Title: Vice President

Witnesses:

_______________________	______________________
Name:	Name:
ID:	ID:

EXHIBIT A

CONDITIONS AND CHARACTERISTICS OF THE SECURED OBLIGATIONS

1)	TOTAL PRINCIPAL AMOUNT OF THE SECURED OBLIGATIONS

A sum not to exceed US$ 30,000,000.00 (thirty million United States dollars).

2)	INTEREST RATE OVER THE AMOUNT EFFECTIVELY DISBURSED:

Based on either LIBOR or LIBOR Market Index Rate, plus the Applicable Margin (equal to the percentage set forth in the table based on Borrower’s Funded Debt to EBITDA Ratio), more particularly described in the Second Amended and Restated Promissory Note attached hereto as Exhibit A.1

3)	MATURITY DATE OF INTEREST:

Monthly payments of interest only commencing June 2, 2008, final payment of all accrued interest on July 7, 2010

4)	REPAYMENT OF THE PRINCIPAL AMOUNT:

Final payment of principal on July 7, 2010

5)	PENALTY IN AN EVENT OF DEFAULT:

Interest rate plus 3%.

1

EXHIBIT A.1

SECOND AMENDED AND RESTATED PROMISSORY NOTE

2

EXHIBIT B

Bank: Banco Itaú S.A.

Agreement N.: N/A

Purpose: credit facility to the cash flow of Qualytextil S.A. in the maximum amount of R$ 700,000.00.

Guaranty: account receivables of Qualytextil S.A. (not specified in the Agreement) and promissory note.

Guarantors: Miguel Antonio dos Guimarães Bastos and Elder Marcos Vieira da Conceição.

3